Exhibit 99.13

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

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CLEANTECH INNOVATIONS, INC.,                                                                                                11 Civ. 9358 (KBF)

Plaintiff,                                          AMENDED
COMPLAINT

v.

NASDAQ STOCK MARKET, LLC and NASDAQ
OMX GROUP, INC.,

Defendants.
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Plaintiff CleanTech Innovations, Inc. ("CleanTech" or the "Company") brings this action for injunctive relief and damages against Defendants NASDAQ Stock Market, LLC ("NASDAQ") and NASDAQ's parent company, the NASDAQ OMX Group ("OMX") (collectively, "NASDAQ"). By and for its Amended Complaint, CleanTech alleges as follows:
INTRODUCTION
1. CleanTech, a China-based U.S. company, formerly publicly-traded on NASDAQ, incorporated in Nevada, and a market leader in the clean energy industry, is a leading designer and manufacturer of wind turbines and other wind energy technologies. Were it not for the overt and systematic racially-motivated discriminatory acts and policies of NASDAQ against CleanTech because it is a China-based company, CleanTech would continue to be traded on NASDAQ. As the Honorable Richard Sullivan of this Court stated, "Plaintiff raises serious allegations of discriminatory behavior by NASDAQ." As such, CleanTech brings this action not to challenge listing or delisting actions taken by NASDAQ and within the realm of the SEC in the first instance, but rather to challenge NASDAQ’s racially-biased actions that fall outside the expertise of the SEC.

2. Specifically directed to CleanTech, Michael Emen, Senior Vice President and Head of the Listing Qualifications Department of NASDAQ, stated that NASDAQ’s key focus was “[h]ow to effectively mitigate the regulatory and reputational risks associated with the listing of Chinese…companies…[t]here’s a cottage industry here and in China which is devoted to arranging these…transactions…[w]e’ve developed expansive procedures to use in reviewing just this type of company that go well beyond what we do with other applications.” With respect to one of CleanTech’s consultants, a China-born American citizen (the “Consultant”), Mr. Emen stated, “It doesn’t matter whether [his] reputation is deserved or not. What matters is that he’s notorious.” Furthermore, Mr. Emen and others at NASDAQ illegally, and with a force of hand unwarranted by a quasi-governmental entity, mandated that CleanTech waive its attorney-client privilege or face serious sanctions. Then, were that not enough, acting with T. Sean Bennett, NASDAQ Counsel for Appeals and Review, NASDAQ accused CleanTech, without any basis in fact, of having ex parte communications—a fact that is absolutely false and a ruse for sanctions based solely on discrimination.
3. NASDAQ, in creating and carrying out a discriminatory policy directed exclusively at CleanTech as a China-based company, engaged in selective prosecution in clear violation of the United States Constitution and CleanTech’s equal protection rights. CleanTech now seeks a permanent injunction to prevent NASDAQ from engaging in racially discriminatory animus and damages against the defendants for acting outside of their protected sphere of immunity.

THE PARTIES
4. Plaintiff CleanTech Innovations, Inc. is a highly-profitable U.S. company incorporated in Nevada and headquartered in China. Its principal place of business is C District, Maoshan Industrial Park, Tieling Economic Development Zone, Tieling City, Liaoning Province, China 112616. CleanTech became public through a reverse merger with a publicly traded company in early July 2010. CleanTech has never made any late public filings with the SEC, never submitted any misleading accounting statements, was never accused of accounting irregularities or public disclosure inaccuracies by any regulatory authorities including NASDAQ, and has fully complied with all U.S. legal obligations and public disclosure requirements. At all times, CleanTech has met and exceeded NASDAQ’s tangible listing standards for listing on the NASDAQ Capital Market. In addition, CleanTech has filed registration statements three times with the SEC disclosing investor investments totaling more than $30 million. The SEC staff has completed full reviews and scrutiny of CleanTech’s filings and cleared those three separate registration statements. Further, CleanTech’s strong growth prospect and strict compliance with securities laws has attracted a significant equity investment by Apollo Management, one of the world’s most respected and sophisticated institutional management companies with extensive global independent due diligence capabilities. Apollo manages more than $70 billion on behalf of pension plans and retirement systems worldwide.
5. Defendant NASDAQ Stock Market LLC is a Delaware Limited Liability Company with its principal place of business at One Liberty Plaza, 165 Broadway, New York, New York, 10006. NASDAQ operates as a non-profit entity, with its profits and losses allocated to Defendant NASDAQ OMX Group, Inc.
6. Defendant NASDAQ OMX Group, Inc. is a Delaware Corporation with its principal place of business at One Liberty Plaza, 165 Broadway, New York, New York, 10006.

JURISDICTION AND VENUE
7. This Court has diversity jurisdiction pursuant to 28 U.S.C. § 1332, federal question jurisdiction pursuant to 28 U.S.C. § 1331, and supplemental jurisdiction pursuant to 28 USC § 1367.
8. Venue is proper under 28 U.S.C. § 1391 because a substantial part of the events or omissions giving rise to the claims herein occurred in the New York metropolitan area.
CLEANTECH IS FORMED AND GETS LISTED ON NASDAQ
9. CleanTech was formed in July of 2010 by a reverse merger of a public company and a China-based entity. At all times, CleanTech’s accounting statements and public filings have been in full compliance with U.S. accounting/auditing standards and disclosure requirements.
10. A reverse merger is a merger of a privately held company into a publicly traded company, consequent to which the shareholders of the private company take control of the public company. CleanTech, by merging with the American public company, had the opportunity to access the United States public market and seek approval to be listed on NASDAQ. As of February 2011, the majority of all China-based companies that had been approved for listing on NASDAQ, and 80% of all China-based companies listed on the American Stock Exchange (AMEX) had become public through reverse mergers. A reverse merger process is a perfectly legitimate and cost-efficient approach to gaining access to public capital. According to a publication issued in 2011 by the Public Company Accounting Oversight Board (PCAOB), approximately 74% of reverse merger transactions in the U.S. capital markets took place among U.S. based companies. The remaining 26% were shared between Israeli and Chinese companies. The second largest pool of reverse merger companies was from the country of Israel and the third largest pool consisted of companies based in China. Under SEC rules, reverse merger companies are supposed to be subject to exactly the same accounting and disclosure standards required of any public company in the U.S. markets.

11. After a complete vetting of CleanTech by NASDAQ, on December 15, 2010, CleanTech obtained approval to be listed on NASDAQ, having been approved by the NASDAQ Listing Qualifications Department on December 10, 2010. This listing was approved following an unusually long, extensive, and drawn-out, five-month review process which included extensive vetting of, and review of information about, CleanTech and its relationship with a successful and well-publicized Asian private equity institutional investor and corporate advisor (the “Consultant”) referenced in an August 2010 article in Barron’s, the business magazine.

NASDAQ ARBITRARILY AND CAPRICIOUSLY DETERMINES TO DELIST
CLEANTECH WITH RACIALLY DISCRIMINATORY MOTIVES

12. On December 13, 2010, CleanTech consummated a $20 million bridge financing that was urgently needed to permit CleanTech to meet mid-December bid deadlines for major wind tower contracts for 2011 (the “December Financing”). This financing permitted CleanTech to win over $20 million in contracts with major energy producers.
13. In accordance with NASDAQ Listing Rules, CleanTech gave notice of the consummation of this financing by timely filing an 8-K report with the SEC on December 16, 2010. Shortly after the filing of this 8-K, the NASDAQ Listing Qualifications Staff (the “Staff”) requested all documents related to the negotiation of this financing.

14. CleanTech promptly provided a plethora of information responsive to the Staff’s requests, demonstrating that the December Financing had been negotiated at arm’s length between Chinese institutional investors represented by the law firm Orrick Herrington & Sutcliffe LLP, and CleanTech, represented by the law firm of Newman & Morrison LLP. NASDAQ staff, headed by Mr. Emen, had been given uncontradicted evidence that the Consultant: (1) did not control or own stock in CleanTech; and (2) did not receive any of the compensation of the Chinese entity for financings it arranged in China. Furthermore, contrary to the exaggerated and misleading statements in the Barron’s article, NASDAQ staff was completely informed of the Consultant’s modest regulatory history, which was limited to settlements without admission of wrongdoing of two matters arising over 10 years before. Investment terms for the $20 million financing were highly favorable to CleanTech in both pricing, compared to comparable deals in the market at that time, and the expedited nature of the closing of the critical financing. The financing received unanimous approval from CleanTech’s board of directors, proper corporate governance procedures were strictly followed, and the terms of the financing did not violate any of NASDAQ’s continued listing standards.
15. CleanTech promptly filed an S-1 Registration Statement on December 16, 2010, to register investor shares, which was subject to complete SEC scrutiny and review. The SEC cleared the S-1 without any staff comments.
16. Despite the facts that CleanTech: (1) timely provided complete transparency and disclosure in its December 16, 2010 Form 8-K; (2) NASDAQ’s own listing application states that a company must notify the Staff of any financing when “consummated;” and (3) CleanTech’s filing its 8-K sufficiently satisfies the Staff’s notification requirement, the NASDAQ Staff still alleged that CleanTech withheld material information regarding the December Financing.
17. Contrary to the theories espoused by the NASDAQ Staff and ultimately ratified by Defendants’ determination to delist CleanTech, the December Financing was in no way connected to, or conditioned upon, CleanTech’s being approved for listing on NASDAQ, and CleanTech promptly, timely, and pursuant to all rules and procedures, disclosed the December Financing in its December 16, 2010 Form 8-K and S-1 after the financing was consummated.

18. CleanTech further pointed out that it had timely, and pursuant to all proper procedures, informed the Staff of CleanTech’s continuing relationship with the Consultant and his affiliated companies during the listing application process, and that the Staff had issued no objection to CleanTech’s ties with the Consultant. That process was thorough, complete, and informed the Staff of the Consultant’s activities and relationship with CleanTech and included the production of hundreds of pages of e-mails, including the forced production of privileged attorney-client communications, information, and extensive interviews, as conditions for being listed on NASDAQ.
19. On January 13, 2011, the Staff notified CleanTech that it had determined to delist CleanTech from NASDAQ.
20. CleanTech requested a hearing on January 20, 2011, as a result of the Delisting Decision. The NASDAQ Listing Qualification Hearing Panel (the “Hearing Panel”) heard oral arguments with respect to the CleanTech’s Delisting on February 24, 2011 in Washington D.C. (the “Hearing”).
NASDAQ’s Discriminatory Comments to the Hearing Panel
21. Representing the Staff at the Hearing was Michael Emen, Senior Vice President of NASDAQ, among others. In support of the CleanTech delisting, Mr. Emen spoke at length regarding the NASDAQ’s official – and blatantly discriminatory – policy against Chinese companies.

22. Mr. Emen did not hide his contempt for such Chinese companies, or the people who promote them. Indeed, Mr. Emen proudly admitted singling out such companies and their listing applications for special consideration, stating that “[o]ver the past year, we’ve developed expansive procedures to use in reviewing just this type of company that go well beyond what we do with other applications.” Mr. Emen’s statements indicate that the Staff, rather than applying the same set of procedures for each company that seeks to be listed on NASDAQ, instead used a different and racially-profiled set of procedures for a separate class of companies that had one thing in common: they are Chinese.
23. The Staff applied a double standard to companies based on nothing other than whether they were or were not China-based companies. In so doing, NASDAQ applied blatant race-based discriminatory practices and procedures to single out CleanTech.
24. NASDAQ’s, and Mr. Emen’s, bias against China-based companies and reverse mergers is evident in Mr. Emen’s statements at the Hearing, including the following examples:
a.	“The key regulatory challenge facing us today – NASDAQ – is how to effectively mitigate the regulatory and reputational risks associated with the listing of Chinese reverse merger companies.”
b.	“Today, nearly 15 percent of our applications come from China, and the majority of our 180 Chinese listings are the result of reverse mergers.”
c.	“There’s a cottage industry here and in China which is devoted to arranging these reverse merger transactions.”
d.
“Among the promoters the press is focused on are [the Consultant] and his close associate Ming Li, who, through their control of firms here and in China, orchestrated the entire process through which CleanTech went public and became listed.”

25. Mr. Emen’s comments at the Hearing reveal that any issue regarding CleanTech’s alleged untimely disclosure of information, was merely a smokescreen for the true force behind CleanTech’s delisting – a deep suspicion of China-based companies generally, and of CleanTech and the Consultant in particular.
26. Mr. Emen’s comments at the Hearing revealed NASDAQ’s true, racially-directed motivation against CleanTech: (1) the fact that it was a China-based company; and (2) the fact of its association with an accomplished Asian.
27. Mr. Emen and the Staff disingenuously sought to leverage the selective and unproven tabloid press and innuendo they could find concerning the Consultant, to support their inflammatory and unsubstantiated allegations, when in fact, they did so based solely on blatant discrimination which employed an official policy profiling Chinese companies from all other companies in the same position based primarily on race. NASDAQ, as a regulatory authority and a state actor, impermissibly employed these racially profiling policies.
28. Mr. Emen’s comments to the Hearing Panel presented a clearly-defined and systematic process at NASDAQ, whereby China-based companies are subjected to different standards and review from other non-China-based companies. Mr. Emen’s comments revealed NASDAQ’s bias and prejudice, and served as the mouthpiece for discriminatory behavior on the part of NASDAQ – behavior which had the effect of state-sanctioned racial discrimination.
The Hearing Panel Determines to Delist CleanTech
29. On February 28, 2011, based primarily upon racial animus against China-based companies and businesspeople, and not based on any substantiated specific facts about CleanTech, Mr. Emen further painted the dark reality of NASDAQ’s discriminatorily official position towards China-based companies. Under such threat from a senior NASDAQ official, the Hearing Panel wrongfully determined to delist CleanTech from NASDAQ, in violation of CleanTech’s right to equal protection under the United States Constitution.

30. On March 2, 2011, NASDAQ suspended CleanTech from trading on NASDAQ. The irreparable harm caused to CleanTech’s reputation has since caused a sharp drop in CleanTech’s share price from $9 to below 70 cents, a total loss of more than $220 million in market capitalization for CleanTech’s shareholders - largely U.S. institutions as well as innocent “mom and pop” retail investors across America – has impeded access to capital, and has put up obstacles to successful bidding on contracts.
The Council Sides with CleanTech and Then Reverses Course
31. CleanTech appealed to the NASDAQ Listing and Hearing Review Council (the “Council”), the purportedly independent body charged with reviewing Hearing Panel decisions, on February 28, 2011 – the very same day as the Hearing Panel’s determination that CleanTech should be delisted.
32. On May 19, 2011, the Council remanded the decision of the Hearing Panel for further development of two specific factual issues.
33. In its decision to remand to the Hearing Panel, the Council found that the factual record before the Hearing Panel did not justify its decision and was deficient of evidence on two of the Staff’s accusations against CleanTech. First, the Council found that the Hearing Panel was not presented with sufficient evidence to conclude that CleanTech intentionally withheld information about the Consultant, his affiliates, and certain corporate financings. Second, the Council found that the Hearing Panel was not presented with sufficient evidence to conclude that the Company knew that listing approval from NASDAQ was imminent when it failed to disclose that information. The Council directed the Staff and CleanTech to present more facts to the Hearing Panel on these two issues.

34. On May 26, 2011, only one week after receiving the unfavorable Council ruling, NASDAQ notified CleanTech that it had reopened the record before the Hearing Panel to permit Mr. Emen and his Staff to “try their failed case again”, in response to an alleged ex parte communication. NASDAQ bizarrely alleged that the ex parte communication was caused by CleanTech’s specific compliance with the instructions of T. Sean Bennett of the NASDAQ Legal Department to fax its submission to Mr. Bennett at “appeals@nasdaq.com,” because it did not provide Mr. Emen and his staff with a courtesy copy of its April 5, 2011 submission. As a result, the Office of Appeals and Review issued a stay of its own May 19 decision. Ironically, it was the very same T. Sean Bennett, the person who had issued the stay decision, and who works in the same office in Maryland as Mr. Emen, who had provided the original instructions as to filing. The unprecedented allegation of an ex parte communication was merely another ruse by NASDAQ to perpetuate its racially discriminating policies. As the law firm of Buchanan Ingersoll & Rooney, P.C. wrote to NASDAQ on June 6, 2011, “the Company followed the clear directive of the Office of Appeals regarding the procedures for submitting the Appeal brief…In sum, we object to and dispute the Office of Appeals’ determination that the submission…constituted an ex parte communication…”
35. On June 30, 2011, the Consultant submitted a letter (the “June 30 letter”) to the NASDAQ Listing and Hearing Review Council to assist the Council in its understanding of his role and relationship with CleanTech.
36. In his letter, the Consultant described his open and willing participation in all of the NASDAQ inquiries thus far.

We met with NASDAQ China Staff in relation to CleanTech on several occasions. On November 5, 2010, I voluntarily met with seven NASDAQ listing investigations and listing qualifications staff in their Rockville offices for almost five hours in which I answered every question posed to me. The questions addressed my relationship with CleanTech, the China space generally, issues with other China companies, my history in the securities industry and even the Barron’s article, which I felt contained vague and irresponsible innuendo.

37. The June 30 letter also described other meetings that he and his associates had with NASDAQ China Staff.
38. The June 30 letter clarified some of the issues:

We believe that the NASDAQ Staff’s criticism of us is based upon a mistaken belief that we are like certain intermediaries, promoters and finders engaged in short-term operations to earn a short-term fee. Our business is quite different. Anchored by . . . a well-staffed Beijing-based private equity investor conducting painstaking and meticulous due diligence, [we work] for the long-term benefit of our clients and their shareholders. It is essential and common sense for non-US companies to obtain the type of services that we provide. It is not realistic to expect a foreign-based company coming to the US market for the first time to have pre-existing relationships with the legal, banking and accounting professionals needed to guide a public company or to have an understanding of US business practices and customs. Imagine the situation in reverse. How could a US company with no China experience be expected to enter China without the guidance of experienced, bilingual local Chinese professionals that understand Chinese business practices, customs and laws?

39. The June 30 letter continues:

The NASDAQ Staff has implied that the involvement of our firm with CleanTech may somehow constitute a public interest concern. Yet, our firm has no regulatory history, neither have we ever been labeled ‘a public interest concern’ anywhere in the world, including in the US and in China. We have unfortunately been attacked by tabloid writers and short-sellers along with hosts of investment banks, consulting firms, corporate issuers, accounting firms and institutional investors associated with the China space. We are faulted along with certain other advisors in the China space for doing business with China in a highly charged anti-China atmosphere. In fact, the Staff has admitted that they are now scrutinizing all deals in the China space due to public attention and sentiment in this area.

40. The June 30 letter further disclosed: “I have never been sued by the SEC, had to pay a fine to the SEC, been subject to disgorgement, or other penalty or sanction, nor have I ever been convicted of a crime.”
41. The June 30 letter discussed CleanTech’s previous financing, filings, and Form 8-Ks, demonstrating that CleanTech’s financings and disclosures were entirely within industry standards, and that the December Financing did not distinguish itself from any of the other CleanTech financings that NASDAQ and the SEC approved previously.
42. The June 30 letter also explained the circumstances surrounding the December Financing:

In late November 2010, Stifel [a large Wall Street investment bank] advised CleanTech’s corporate counsel that Stifel would not be able to complete the planned $50 million public offering in 2010 and advised the Company to postpone the offering until the first quarter of 2011. Given the December contract bid deadline, CleanTech, with the assistance of [our Chinese affiliate], contacted several Wall Street firms and Chinese banks, including Barclays Capital, Stifel, Cantor Fitzgerald, Canaccord/Genuity, William Blair, and Bank of Montreal Capital Markets, Bank of China, Shanghai Pudong Development Bank and Tieling Rural Credit Union seeking their input and/or possible participation in obtaining a $20 million bridge financing. It quickly became clear from those discussions that CleanTech would not be able to get a bridge financing from any of these banks in a timely fashion.

On November 28, 2010, CleanTech urgently requested that [we] arrange the $20 million financing under the scope of services outlined in the Engagement Letter. The financing negotiations were conducted rapidly between counsel, Orrick Herrington, and the Company’s securities counsel, Mr. Robert Newman, from November 30 through the closing of December 13, 2010.

Prior to this financing, [we and our] affiliates owned no voting securities in CleanTech. Following the financing that voting interest increased to approximately 2.5%. … CleanTech is not like some other China-based companies experiencing accounting or fraud problems and appearing in the news and should not be punished as if it were one of those companies simply because it is based in China.

43. About the December Financing, the Consultant wrote:

Further, the financing was not in any way designed to coincide with the NASDAQ listing approval and was not in any way conditioned upon a NASDAQ listing. The financing would have gone through with or without the NASDAQ listing. Neither I nor anyone at [my company or our Chinese affiliate] had any role in deciding how or when to disclose the financing to NASDAQ or the SEC, just as we had no role in deciding how or when to disclose the October financing by Strong Growth [an institutional investment fund and the China affiliate of the Consultant’s Company] into CleanTech. [T]he financing developed rapidly in response to an urgent need. There was never any effort to conceal our involvement with CleanTech or any CleanTech financing from NASDAQ and [we] had no role in filing the Form 8-K announcing the transaction. At all relevant times leading up to the consummation of the December 13, 2010 financing, [we never] discussed with CleanTech whether or when the financing would be disclosed to the NASDAQ.

44. Obtaining bridge financing in November and December 2010 was exceptionally difficult, a fact confirmed by Mr. Newman, CleanTech’s securities counsel. “We viewed the [December Financing] opportunity on the terms CleanTech obtained as a major victory given the poor market conditions and inability of CleanTech to attain alternate financing in December of 2010.”
45. At all times, CleanTech was transparent with the Staff – this was evident in CleanTech’s rush to timely disclose the December Financing as required under SEC rules, just days later in its December 16, 2010 Form 8-K financing.
46. Yet, in a stunning reversal, the Council rapidly issued another decision on July 22, 2011, again written by the same T. Sean Bennett, a colleague of NASDAQ’s Michael Emen and the same NASDAQ counsel who had wrongfully alleged ex parte communications by CleanTech, short-circuiting the remand to the Hearing Panel and instead affirming the Hearing Panel’s February decision delisting CleanTech. The Counsel held that “[t]he Listing Counsel need not resolve this dispute. The evidence shows that [CleanTech] intentionally withheld documents from Staff concerning the December Financing despite repeated requests for information . . .”

47. The Council affirmed the Hearing Panel decision based not on any well supported rationales but strictly based on its stated and acknowledged discriminatory policy against CleanTech, a China-based company and the Asian Consultant, in violation of the equal protection clause under the United States Constitution.
48. NASDAQ’s actions were clearly the result of racial bias and a discriminatory policy practiced by NASDAQ. In addition, the unwarranted conclusions of NASDAQ were based in part on NASDAQ’s heavy-handed mandate that CleanTech produce attorney-client privileged documents. NASDAQ went beyond its properly delegated authority by mandating the production of attorney-client privileged documents.
49. Mr. Emen has stated, “We made clear that if [the attorney-client privileged e-mails] were not produced, the company would not be listed.” It was both improper and inexcusable for Mr. Emen and NASDAQ to subject CleanTech to this ultimatum.
50. NASDAQ arbitrarily and capriciously demanded the production of attorney-client privileged documents. These privileged documents are the only documents that CleanTech was alleged to have “purposefully withheld.” Instead, as the Wall Street law firm Newman & Morrison LLP explained in its July 1, 2011 letter, it attempted merely to protect CleanTech’s attorney-client privilege while being completely responsive to the NASDAQ inquiries.

51. As Newman & Morrison wrote about the attorney-client privilege that the NASDAQ Staff sought to destroy:

With respect to [whether CleanTech intentionally withheld information from NASDAQ Staff], there was no point in time during my firm’s representation of CleanTech that I, nor any member of our firm, intended to withhold information from the Staff regarding [the Consultant] and his affiliates and/or the [December Financing]. Moreover, to the best of my knowledge, none of CleanTech’s officers, directors, or shareholders, [or the Consultant or his affiliates] intended to withhold information from the Staff . . . It is my understanding that after reviewing the approximately 190 e-mails generated in connection with the Financing during the period from November 30, 2010, the date of initiation of the financing effort, to December 13, 2010, the date of closing, the Staff has focused on one e-mail from Jason Li to me, dated December 9, 2010, as an indication that CleanTech was fearful of disclosing the planned Financing to NASDAQ. As was evident in my response to Mr. Li, I interpreted this as a request to expedite the completion of the Financing and not worry if completion of the Financing somehow caused a delay in the listing application review process. Accordingly, I responded that I would move forward with the financing as quickly as possible. Had I understood Mr. Li’s e-mails to be expressing a concern that the completion of the Financing could have a negative impact on the listing application, I would have immediately initiated a discussion on that point with Mr. Li. Moreover, I would have contacted the NASDAQ Staff to obtain assurances for CleanTech that it would not negatively affect CleanTech in any way. In my mind, this was a transaction that fully complied with NASDAQ’s shareholder approval rules, was on terms considered favorable by all involved, and was essential to the future growth of the Company.

52. Further, the NASDAQ Staff inaccurately characterized the process between CleanTech and the Staff. As Newman & Morrison wrote:

No person from our firm was involved in any of the [NASDAQ Staff Inquiry] conversations from the Staff’s Submission. Mr. Uchimoto and I discussed the fact that the Staff was asking CleanTech to waive attorney-client privilege, and I told him I needed time to review the issue and discuss the facts with our client. The Staff has incorrectly implied that we were not cooperating with their request to immediately produce all e-mails, which would have meant the violation of the attorney-client privilege. We disagree with that characterization. We were very responsive in providing the e-mails given the legal research required before releasing attorney-client privileged information, time-zone differences, language barrier and technical issues of combing through the firm’s e-mail system to respond to a comprehensive information request by the Staff. The process took approximately two days and we responded fully on November 24, 2010.

The NASDAQ Board of Directors Fails to Review
53. Despite NASDAQ’s patently improper and unfair requirements for CleanTech to forfeit privileged documents, in following its steadfast discriminatory attitude of mistrust of CleanTech’s Chinese background, NASDAQ continued to provide the path of most resistance possible for CleanTech. Knowing that CleanTech could not appeal the decision to the SEC until after a Board meeting, NASDAQ Staff contrived to delay the next Board meeting for four months. On November 23, 2011, the NASDAQ Board of Directors failed to review the Council’s decision pursuant to its power under NASDAQ Rule 5825, rendering the Council’s decision final.

54. Under NASDAQ Rule 5825, any member of the Board of Directors may call for the review of a Council decision. On information and belief, none (or at least some) of the Board Members was even informed of the Council’s decision with enough information to make a proper determination on whether to review the Council’s decision, nullifying the opportunity for the Board Members to review the Council’s decision.
55. Also on November 23, 2011, CleanTech appealed the decision of the Board of Directors to the SEC, as provided by Rule 420 of the SEC Rules of Practice.
56. On December 9, 2011, NASDAQ sent an e-mail to Dave Donohoe, Financial Advisor to CleanTech, notifying Donohoe Advisory that the NASDAQ Stock Market would issue the attached press release on December 15, 2011, announcing the filing of NASDAQ’s Form 25 Delisting Notice to go into effect 10 days later.
57. Also on December 9, 2011, CleanTech submitted a Motion for Reconsideration to the Board of Directors requesting that they reconsider their decision to decline to review the matter.
58. On December 12, 2011, NASDAQ Senior Vice President and Corporate Secretary Joan C. Conley rejected the Motion for Reconsideration, admitting that “Nasdaq’s rules do not provide a procedure by which the Board of Directors may call a decision for review after the decision becomes the final action of Nasdaq.” (Emphasis added.)
59. On December 16, 2011, NASDAQ filed a Form 25 Delisting Notice with the SEC, stating that:

On May 26, 2011, the Company was provided notice that the May 19, 2011 Council decision was stayed to allow the record to be opened so that Staff could address an ex-parte communication on the record. On July 22, 2011, the Council issued a decision that affirmed the Panel decision to delist the Company’s [sic] securities. On November 23, 2011, the Company was provided notice that the Nasdaq Board of Directors declined to call the Council decision for review pursuant to Rule 5825(a).

NASDAQ Is a Quasi-Governmental Entity
60. NASDAQ acts as a regulatory body, performing a role that, absent NASDAQ, the SEC would naturally assume. As such, NASDAQ is responsible for its conduct consistent with quasigovernmental powers delegated to it. NASDAQ is entitled to immunity only when it acts under the aegis of its regulatory duties. When it acts outside of that realm, and acts in a manner inconsistent with the quasi-governmental powers delegated to it, its immunity is lost. Where NASDAQ acts in a racially-motivated discriminatory manner, as it did with respect to CleanTech, its immunity is obliterated.
61. Even if NASDAQ is labeled a private actor, it still has the imprimatur of the state and state action since it is empowered by the SEC. In sanctioning CleanTech, NASDAQ operated as a willful participant in joint activity with the state or its agents. Acting under the rules of the SEC, and purporting to apply those rules to CleanTech, NASDAQ thereby established such a close nexus between the State and the challenged action that seemingly private behavior may be fairly treated as that of the State itself. Furthermore, by forcing CleanTech to waive its attorney-client privilege, NASDAQ breached the common law of safeguarding attorney-client privileged communications and SEC stated policy. NASDAQ presented CleanTech with an ultimatum – disclose privileged materials, or take the consequences. NASDAQ has a duty not to require a waiver of the attorney-client privilege, but it did so and caused damage to CleanTech as a result.

NASDAQ Is Not Immune From Liability for the Claims Made Herein
62. NASDAQ’s actions do not meet any of this jurisdiction’s recognized instances of absolute immunity, as its actions were not a disciplinary proceeding, did not constitute general oversight functions, were not a referral of exchange members, were not about a public announcement, and did not constitute interpretation of securities laws. Rather, NASDAQ’s actions instead constituted discrimination, violation of the common law, and violation of the United States Constitution.
63. As such, NASDAQ is not immune from the claims made herein.

FIRST CAUSE OF ACTION (Against Both Defendants)
VIOLATION OF EQUAL PROTECTION UNDER THE UNITED STATES
CONSTITUTION AMEND. XIV

64. CleanTech incorporates the preceding allegations of this Complaint in paragraphs 1 through 63 as if fully set forth herein.
65. NASDAQ, acting as a governmental or quasi-governmental entity, must accord equal protection of the laws, pursuant to the United States Constitution, to the companies with which it works.
66. NASDAQ’s actions constitute state action because NASDAQ regularly operates as a willful participant in joint activity with the State or its agents. Acting under the rules of the SEC, and purporting to apply those rules to CleanTech, NASDAQ thereby established such a close nexus between the State and the challenged action that seemingly private behavior may be fairly treated as that of the State itself.
67. The equal protection clause ensures a company equality of treatment. Through its actions described above, Defendants violated CleanTech’s right to equal protection of the laws under the U.S. Constitution.

68. NASDAQ’s actions were motivated by an anti-China-based animus.
69. NASDAQ’s actions had the racially discriminatory effect of causing CleanTech to be delisted for no reason other than its Chinese connections.
70. NASDAQ had a racially discriminatory intent and purpose in making its decisions as to CleanTech.
71. CleanTech was injured by NASDAQ’s racially discriminatory action.
72. CleanTech suffered financial harm as well as immediate and irreparable harm to its reputation as a result of NASDAQ’s racially discriminatory actions towards it.
73. CleanTech has the right to be free of NASDAQ’s arbitrary and irrational procedural actions based on racial discrimination.

SECOND CAUSE OF ACTION (Against Both Defendants)
SELECTIVE PROSECUTION

74. CleanTech incorporates the preceding allegations of this Complaint in paragraphs 1 through 73 as if fully set forth herein.
75. NASDAQ has a policy of singling out Chinese reverse merger firms, based solely on the fact that they are Chinese, and imposing stricter and different scrutiny on those profiled companies than on any others, for the purpose of preventing Asian companies from access to the public markets.
76. CleanTech is part of a protected racial class under the Equal Protection Clause, U.S. CONST. Amend. XIV, § 1.
77. The equal protection clause insures a company equality of treatment and guarantees that the decision whether to prosecute may not be based on an unjustified standard, such as race, religion, national origin, or other arbitrary classifications. Upon information and belief, similarly situated companies to CleanTech either were not prosecuted in the same way as CleanTech, or have not been prosecuted at all. This is made clear in Mr. Emen’s comments at the Hearing wherein he stated, “[o]ver the past year, we’ve developed expansive procedures to use in reviewing just this type of company that go well beyond what we do with other applications.”

78. NASDAQ’s policy of scrutinizing China-based companies more harshly than other companies is motivated by a racially discriminatory purpose because it is based on the companies’ Chinese affiliation.
79. NASDAQ’s policy has a corresponding discriminatory effect on Chinese-affiliated companies, including CleanTech and has caused CleanTech immediate and irreparable harm.

THIRD CAUSE OF ACTION (Against Both Defendants)
THIRD-PARTY INTENTIONAL BREACH OF ATTORNEY-CLIENT PRIVILEGE

80. CleanTech incorporates the preceding allegations of the Complaint in paragraphs 1 through 79 as if fully set forth herein.
81. CleanTech was represented by legal counsel during the NASDAQ proceedings. As such, its communications with said legal counsel are protected by the attorney-client privilege.
82. NASDAQ has a duty to respect legitimate assertions of the attorney-client privilege. The attorney-client privilege is intended to protect the communications between an attorney and client. The SEC, which oversees NASDAQ, likewise acknowledges the sanctity of the attorney-client privilege in its Enforcement Manual.
83. NASDAQ, acting outside of its delegated duties as a quasi-governmental entity, nonetheless unilaterally forced CleanTech to disclose privileged documents when it compelled CleanTech to disclose privileged materials under threat of delisting. By its own admission, NASDAQ “made clear that if those e-mails were not produced, the company would not be listed.” As such, NASDAQ intentionally breached the attorney-client privilege between CleanTech and CleanTech’s counsel.

84. By leaving CleanTech with no option other than to be delisted unless it disclosed the privileged documents, NASDAQ wrongfully and improperly breached the attorney-client privilege between CleanTech and its counsel, by forcing CleanTech to reveal the documents and depriving it of its right to voluntarily choose whether to disclose privileged materials.
85. CleanTech was damaged by this breach because the materials it was forced to disclose have been used, and can be used against CleanTech now and in the future. This harm is compounded by the fact that despite NASDAQ’s ultimatum, it still delisted CleanTech. The documents disclosed may be used to wrongfully and unfairly scrutinize CleanTech more strictly, in its future re-listing efforts, than other similarly-situated companies.

PRAYER FOR RELIEF

WHEREFORE, CleanTech prays for judgment against Defendants as follows:

A.
As and for its First Cause of Action for violation of the Equal Protection Clause of the United States Constitution, a permanent injunction enjoining Defendants from utilizing its discriminatory policy against CleanTech and money damages of not less than $100 million dollars;

B.
As and for its Second Cause of Action for Selective Prosecution, a permanent injunction enjoining Defendants from utilizing its discriminatory policy against CleanTech and money damages of not less than $100 million dollars;

C.	As and for its Third Cause of Action for Third-Party Intentional Breach of Attorney-Client Privilege, money damages of not less than $100 million dollars; and
D.	For any other and further relief that the Court may deem just and proper.

Dated: January 5, 2012

FENSTERSTOCK & PARTNERS LLP

/s/ Blair C. Fensterstock
Blair C. Fensterstock
Thomas A. Brown II
Eugene D. Kublanovsky
Michael T. Phillips II
Kristen Madison
100 Broadway
New York, New York 10005
(212) 785-4100

Counsel for Plaintiff CleanTech Innovations, Inc.

ARLEN SPECTER
Attorney-at-Law
1525 Locust Street, Nineteenth Floor
Philadelphia, PA 19102
(215) 735-4200

Counsel for Plaintiff CleanTech Innovations, Inc.